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    WORLD MONITOR TRUST II--
    SERIES F
    MONTHLY REPORT/
    MAY 26, 2000

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         WORLD MONITOR TRUST II--SERIES F
-------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from April 29, 2000 to May 26, 2000 for World Monitor Trust II--Series F ('Series F'). The net asset value of an interest as of May 26, 2000 was $100.08, an increase of 3.09% from the April 28, 2000 value of $97.08. The year-to-date return for Series F, which commenced trading March 1, 2000, was an increase of 0.08% as of May 26, 2000.

The estimated net asset value per interest as of June 14, 2000 was $100.81. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Joseph A. Filicetti
          --------------------------
          Joseph A. Filicetti
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
------------------------------------------------------
For the period from April 29, 2000 to May 26, 2000
Revenues:
Realized loss on commodity
  transactions.............................   $(68,768)
Change in unrealized commodity
  positions................................    269,988
Interest income............................     28,532
                                              --------
                                               229,752
                                              --------
Expenses:
Commissions................................     27,732
Management fee.............................      9,281
Other transaction fees.....................      2,881
Other expenses.............................      6,971
                                              --------
                                                46,865
                                              --------
Net gain...................................   $182,887
                                              --------
                                              --------

STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------
For the period from April 29, 2000 to May 26, 2000

                                                  Per
                                     Total      Interest
                                   ----------   --------
Net asset value at beginning of
  period (60,604.620
  interests).....................  $5,883,647   $  97.08
Contributions....................     221,300
Net gain.........................     182,887
Redemptions......................     (81,132)
                                   ----------
Net asset value at end of
  period (62,019.082
  interests).....................  $6,206,702     100.08
                                   ----------
                                   ----------   --------
Change in net asset
  value per interest.........................   $   3.00
                                                --------
                                                --------
Percentage change............................       3.09%
                                                --------
                                                --------

------------------------------------------------------
I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series F is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                                 /s/ Barbara J. Brooks
                                 --------------------------
                                 by: Barbara J. Brooks
                                Chief Financial Officer

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